COMPUTATION OF PERFORMANCE
                        VONTOBEL INTERNATIONAL EQUITY FUND

              1 Year                             Inception
P             1,000.00                           1,000.00
T             16.98%                              6.67%
N             1.0                               12.0
ERV           1,169.76                           2,170.63

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